Exhibit 99.B

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (“Agreement”) is entered into as of September 18, 2003 by and among Protalex, Inc., a New Mexico corporation (the “Company”) and vSpring SBIC, L.P.  (“vSpring”) and certain of the investors set forth on Schedule A hereto (collectively, with vSpring, the “Investors”) with reference to the following facts:

WHEREAS, the Investors and the Company have entered into a Securities Purchase Agreement (the “Purchase Agreement”) of even date with this Agreement; and

WHEREAS, to induce the Investors to enter into the Purchase Agreement, the Company has agreed to grant certain rights to the Investors as reflected in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings.  All terms not otherwise defined in this Agreement shall have the meaning set forth in the Purchase Agreement.

1.1                                 “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

1.2                                 “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.3                                 “Exchange Act” shall mean the Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.4                                 “Holder” shall mean the Investors holding Registrable Securities or securities exercisable into Registrable Securities and any Person holding such securities to whom rights under this Agreement have been transferred in accordance with Section 3.9 hereof.

1.5                                 “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold at least twenty-five percent (25%) of the Registrable Securities.

1.6                                 “Liquidity Date” shall mean the earlier to occur of (i) the closing of a firmly underwritten public offering of not less than Twenty-Five Million Dollars ($25,000,000) gross proceeds to the Company at a public offering price per share of at least Six Dollars and Fifty Cents ($6.50) and with respect to which the lead underwriters are nationally recognized leaders in the investment banking industry for the biotechnology industry, or (ii) the date on which (a) the Company’s common stock is traded on the NASDAQ National Market, the NASDAQ Stock Market, or the American Stock Exchange, and (b) the average daily trading volume for the common stock for the preceding six-month period shall be at least one hundred fifty thousand (150,000) shares.

1.7                                 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other legal entity.

1.8                                 “Registrable Securities” means (1) the Shares and the Warrant Shares and (2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares or Warrant Shares, excluding in all cases, however, (i) any Registrable Securities sold by a Person in a transaction in which such Person’s rights under this Agreement are not assigned, or (ii) any Registrable Securities sold through a broker or dealer or underwriter in a public distribution or a public securities transaction pursuant to Rule 144(k).

1.9                                 The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

1.10                           “Registration Expenses” shall mean all expenses, except Selling Expenses as defined below, incurred by the Company in complying with Sections 3.1, 3.2 and 3.3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, the fees and disbursements of one special counsel to the Holders, not to exceed Twenty Thousand Dollars ($20,000) (which shall be in addition to the Company’s obligation to reimburse vSpring in connection with the negotiation of the Transaction Documents pursuant to Section 5.9 of this Agreement) blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

1.11                           “Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 2.2 hereof.

1.12                           “Registration Statement” shall mean a registration statement of the Company, on Form S-3, or if the Company is ineligible to use Form S-3, on Form SB-2 (or successor forms) filed by the Company with the Commission pursuant to this Agreement permitting registration of the Registrable Securities for resale by the respective Holders thereof.

1.13                           “Rule 144” shall mean Rule 144 adopted by the Commission under the Securities Act.

1.14                           “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.15                           “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the securities registered by the Holders.

1.16                           “Warrant Shares” shall mean shares of the Company’s Common Stock issuable upon exercise of the Warrants.

2.                                       Transferability.

2.1                                 Restrictions on Transferability.  The Registrable Securities shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act.  The Investors will cause any proposed purchaser, assignee, transferee, or pledgee of the Registrable Securities held by the Investors to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.

2.2                                 Restrictive Legend.  Each certificate representing (i) the Registrable Securities and (ii) any other securities issued in respect of the Registrable Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 2.3 below) be stamped or otherwise imprinted with the legend required by the Purchase Agreement.

The Investors and Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer established in this Section 2.

2.3                                 Notice of Proposed Transfers.  The Holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.3.  Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities by an Investor to any of its partners, or retired partners, or to the estate of any of its partners or retired partners, or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, (iii) a transfer to an affiliated fund, partnership or company, which is not a competitor of the Company, subject to compliance with applicable securities laws, or (iv) transfers in compliance with Rule 144, so long as the Company is furnished with satisfactory evidence of compliance with such Rule), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer, sale, assignment or pledge.  Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and if reasonably requested by the Company, such Holder shall have furnished at such Holder’s expense, either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the

Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.  Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend specified in Section 2.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such Holder and in the reasonable opinion of the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

3.                                       Registration Rights.

3.1                                 Required Registration.  The Company shall file with the Commission and any applicable state securities authorities within thirty (30) days following the Closing Date (the “Filing Date”), and use its reasonable commercial efforts to cause to be declared effective within one hundred twenty (120) days following the Closing Date (the “Effective Date”), a Registration Statement in order to register the Registrable Securities for resale and distribution under the Securities Act.  The Registration Statement must be declared effective by the Commission not later than the Effective Date.  If the Registration Statement is not filed on or before the Filing Date, the Company shall issue to the Holders, on a pro rata basis (based upon the relative amount of Registrable Securities then held by each such Holder), additional shares of its Common Stock equal to 0.05% of the shares originally issued on the Closing Date for each day after the Filing Date that the Registration Statement is not filed.  If the Registration Statement is not declared effective on or before the Effective Date, the Company shall issue to the Holders on a pro rata basis (based upon the relative amount of Registrable Securities then held by each such Holder) additional shares of its Common Stock equal to 0.05% of the shares originally issued on the Closing Date for each day after the Effective Date, that the Registration Statement is not declared effective.  The Company shall maintain the effectiveness of the Registration Statement until such time as all remaining Registrable Securities held by the Holders may be sold under Rule 144(k), without restriction under Rule 144(k) (the “Effectiveness Period”).

In the event that the Registration Statement ceases to be effective for more than forty-five (45) days, whether or not consecutive, in any three hundred sixty-five (365) day period during the Effectiveness Period (an “Effectiveness Default”), the Company shall issue to the Holders on pro rata basis (based upon the relative amount of Registrable Securities then held by such Holder) additional shares of its Common Stock equal to 0.05% of the Shares originally issued on the Closing Date from the forty-sixth (46th) day of the applicable three hundred sixty-five (365) day period that such Registration Statement ceases to be effective until the earlier of (i) the time the Registration Statement again becomes effective or (ii) the time the Effectiveness Period expires.

The Company’s obligation to issue shares of the Company’s Common Stock pursuant to this Section 3.1 shall accrue and be discharged on a monthly basis.

Notwithstanding the foregoing, the Company shall not issue, as a conveyance of this Section 3.1, more than eighteen percent (18%) of the shares of Common Stock issued at the Closing.

3.2                                 Requested Registration.

(a)                                  If the Company shall receive at any time after the second anniversary of the Closing Date, a written request from the Initiating Holders that the Company effect any registration with respect to Registrable Securities representing at least twenty-five percent (25%) of the Registrable Securities (or any lesser percentage if the anticipated aggregate offering price to the public, excluding underwriting discounts and commissions, is at least Ten Million Dollars ($10,000,000)), the Company will:

(i)                                     within thirty (30) days of the receipt by the Company of such notice, give written notice of the proposed registration, qualification or compliance to all other Holders (which notice shall (i) specify the amount and intended method of distribution of such Registrable Securities and (ii) invite such other Holders to join in such requested registration by requiring that such other holders provide a written request to join in the registration within twenty (20) days after the receipt of such written notice); and

(ii)                                  as soon as practicable, use its commercially reasonable efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company;

Provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 3.1:

(1)                                  After the Company has effected three such registrations pursuant to this Section 3.2(a), and such registrations have been declared or ordered effective;

(2)                                  If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that the Company has pending or in process a material transaction or event, the disclosure of which in the good faith judgment of the Board of Directors, after consultation with outside securities counsel, materially and adversely affect the Company, then the Company may postpone the filing (but not the preparation) of a Registration Statement required by this Section 3.2 for up to ninety (90) days; provided, however, that the Company shall at all times in good faith use its best efforts to cause any Registration Statement required by this Section 3.2 to be filed as soon as possible thereafter; provided, however, that the Company shall not exercise such right more than once in any twelve-month period.

(b)                                 At the time the Registration Statement required pursuant to this Section 3.2 is declared effective, the Holders shall be named as selling securityholders in the Registration Statement and any related prospectus in such a manner as to permit such Holders to

deliver such prospectus to purchasers of Registrable Securities in accordance with applicable law.   None of the Company’s securityholders (other than the Holders) shall have the right to include any of the Company’s securities in the Registration Statement required pursuant to this Section 3.2, if including such other securities in such Registration Statement would delay or otherwise interfere with the filing or effectiveness of such Registration Statement.

(c)                                  If a requested registration pursuant to this Section 3.2 involves an underwritten offering, the investment banker(s), underwriter(s) and manager(s) for such registration shall be selected by the Holders of a majority of the Registrable Securities which the Company has been requested to register; provided, however, that such investment banker(s), underwriter(s) and manager(s) shall be reasonably satisfactory to the Company.

(d)                                 In the event that a Registration Statement filed pursuant to Section 3.2 is for a registered public offering involving an underwriting, as requested by the Initiating Holders, the Company shall so advise the Holders as part of the notice given pursuant to this Section 3.2.  In such event, the right of any Holder to registration pursuant to Section 3.2 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 3.2, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company and reasonably acceptable to a majority in interest of the Holders proposing to distribute their securities through such underwriting.  Notwithstanding any other provision of this Section 3.2, if the requested registration statement pursuant to this Section 3.2 involves an underwritten public offering and the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement or in such other manner as shall be agreed to by the Company and Holders of a majority in interest of the Registrable Securities proposed to be included in such registration.  No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders.  The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration.

3.3                                 Company Registration.

(a)                                  If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of any stockholder, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Commission Rule 145 transaction, or (iii) a registration pursuant to Section 3.1 or Section 3.2 hereof, the Company will:

(i)                                     promptly give to each Holder written notice thereof and of each such Holder’s rights under this Section 3; and

(ii)                                  use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after receipt of such written notice from the Company, by any Holder, subject to Section 3.3(b) hereof.

(b)                                 If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.3(a)(i).  In such event the right of any Holder to registration pursuant to Section 3.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company.  Notwithstanding any other provision of this Section 3.3, if the Company registration pursuant to this Section 3.3 involves an underwritten offering and the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities and other securities to be distributed through such underwriting, , provided, that the Company shall include in such registration (a) first, one hundred percent (100%) of the securities the Company proposes to sell, and (b) second, the amount of Registrable Securities which the Holders have requested to be included in such registration, such amount to be allocated pro rata among all requesting Holders on the basis of the relative amount of Registrable Securities then held by each such Holder together with other holders of rights similar to those granted in this Section 3.3 on a pari passu basis; provided, further, in no event shall the number of Registrable Securities to be included in such offering be less than twenty percent (20%) of the total number of securities to be included in such offering.  The Company shall so advise all Holders distributing their securities through such underwriting of such limitation, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement or in such other manner as shall be agreed to by the Company and Holders of a majority in interest of the Registrable Securities proposed to be included in such registration.  To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or other selling stockholder to the nearest one hundred (100) shares.  If any Holder disapproves of the terms of any such underwriting, such Holder or selling stockholder may elect to withdraw therefrom by written notice to the Company and the managing underwriter.  Further, any Holder requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration to withdraw therefrom.  In addition, the registrations provided for in this Section 3.3 are in addition to, and not in lieu of the registrations made upon the request of or on behalf of the Holders as described elsewhere in this Section 3.

(c)                                  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.4 hereof.

3.4                                 Expenses of Registration.  All Registration Expenses incurred in connection with registrations pursuant to Sections 3.1, 3.2 and 3.3 shall be borne by the Company. All Selling Expenses relating to securities registered pursuant to Sections 3.1, 3.2 and 3.3 shall be borne by the Persons holding securities included in such registration pro rata on the basis of the number of shares so registered.

3.5                                 Registration Procedures.  In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 3, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof.  The Company will use its best efforts to:

(a)                                  if the Company becomes eligible to file a Registration Statement on Form S-3 (the date on which the Company becomes so eligible, the “S-3 Eligibility Date”), then (A) cause each Registration Statement first filed after the S-3 Eligibility Date to be on Form S-3 and (B) with respect to each Registration Statement filed on Form SB-2 (or such other form as does not permit incorporation by reference, if applicable) prior to the S-3 Eligibility Date, cause to be promptly (but in any event not more than 20 days after such date) filed a Registration Statement on Form S-3 to replace each such Registration Statement on Form SB-2 and cause such Registration Statement on Form S-3 to be declared effective by the Commission as soon as possible after filing, thereafter to cause to be filed a post-effective amendment to each Registration Statement on Form SB-2 to de-register unsold shares under such Registration Statement; provided, however, that before filing a Registration Statement or related prospectus or any amendment or supplement thereto in accordance with Section 3 hereof, the Company shall furnish to counsel for the Holders copies of all documents proposed to be filed, which documents be subject to review by such counsel;

(b)                                 prepare and file with the Commission such amendments and supplements to such Registration Statement (including any Exchange Act documents incorporated by reference into such Registration Statement) and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective as required herein and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement, including, but not limited to, with respect to each Registration Statement on Form SB-2 (or other such form that does not permit incorporation by reference, if applicable), cause a post-effective amendment

(or prospectus supplement) to be filed with the Commission within twenty (20) days after each date on which the Company files its Annual Report on Form 10-KSB (or similar form), and in the case of a post-effective amendment, cause such post-effective amendment to be declared effective by the Commission as soon as possible after filing; provided, however, that before filing a Registration Statement or related prospectus or any amendment or supplement thereto in accordance with Section 3 hereof, the Company shall furnish to counsel for the Holders copies of all documents proposed to be filed, which documents be subject to review by such counsel;

(c)                                  furnish to the Holders participating in such registration and to the underwriters of the securities being registered, if any, such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, in conformity with the requirements of the Securities Act, and such other documents they may reasonably request in order to facilitate the disposition of Registrable Securities by them;

(d)                                 register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders and each underwriter, if any, to consummate the disposition of the Registrable Securities in such states;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)                                    cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(g)                                 give notice to each Holder and counsel for the Holders, (i) when any prospectus, prospectus supplement, Registration Statement or post-effective amendment to the Registration Statement has been filed with the Commission and, with respect to the Registration Statement or any post-effective amendment, when the same has been declared effective, (ii) of the receipt of any comments from the SEC, (iii) of any request by the SEC to amend the Registration Statement or amend or supplement the prospectus or for additional information; (iv) of any written request, following the effectiveness of the Shelf Registration Statement under the Securities Act, by the Commission or any other federal or state governmental authority for amendments or supplements to any Registration Statement or related Prospectus or for additional information, (v) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation or written threat of any proceedings for that purpose, (vi) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or the written threat of any proceeding for such purpose;

(h)                                 if any Registration Statement required pursuant to this Section 3 ceases to be effective for any reason at any time (other than because all Registrable Securities registered thereunder shall have been resold pursuant thereto or shall have otherwise ceased to be

Registrable Securities), use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall as promptly as reasonably practicable amend such Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof;

(i)                                     supplement and amend any Registration Statement required pursuant to this Section 3 if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Registration Statement, if required by the Securities Act or as reasonably requested by a Holder or counsel for the Holders;

(j)                                     obtain the withdrawal of any order or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction in which they have been qualified for sale and provide reasonably prompt notice to each Holder and counsel for the Holders of the withdrawal of any such order;

(k)                                  incorporate in a prospectus supplement to the Registration Statement or post-effective amendment to the Registration Statement such information as the Holder of the majority in interest of the Registrable Securities and counsel for the Holders shall determine to be required to be included therein by applicable law and make any required filings of such prospectus supplement or post-effective amendment;

(l)                                     provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(m)                               cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities sold or to be sold pursuant to the Registration Statement, which certificates shall not bear any restrictive legends, and use reasonable efforts to cause such Registrable Securities to be in such denominations and registered in such names as the applicable Holder or Holders may request in writing at least one (1) trading day prior to any sale of such Registrable Securities;

(n)                                 make reasonably available for inspection during normal business hours by a representative for any Holder, and any broker-dealers, counsel for the Holders, accountants or underwriter, all relevant financial and other records and pertinent corporate documents and properties of the Company and its subsidiaries, and cause the appropriate officers, directors and employees of the Company and its subsidiaries to make reasonably available for inspection during normal business hours on reasonable notice all relevant information reasonably requested by such representative for a Holder, or any such broker-dealers, counsel for a Holder, accountants or underwriter in connection with such disposition, in each case as is customary for similar “due diligence” examinations; provided, however, that each Holder (and its respective agents and representatives) shall hold in confidence and shall not make any disclosure (except to another Holder) of any such information, unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) disclosure of such information is necessary to avoid or to correct a misstatement or omission in any Registration Statement, (iii) release of such information is ordered pursuant to a subpoena or other order from a court or government body of competent jurisdiction, (iv) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement, or (v) the Company consents to any such disclosure.  Nothing herein shall be deemed to limit the Holder’s ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations;

(o)                                 notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of any such Holder, prepare and furnish to such Holder a reasonable number copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(p)                                 comply with all applicable rules and regulations of the Commission and make generally available to its securityholders earning statements (which need not be audited) satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act); and

(q)                                 furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 3, on the closing date of such public offering, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.6                                 Indemnification.

(a)                                  The Company will indemnify each Holder, each of its officers, directors, partners and legal counsel, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 3, and each underwriter, if any, and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions, proceedings or settlements in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or other applicable securities laws or any rule or regulation promulgated under the Securities Act or such other securities laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, and legal counsel and each Person controlling such Holder, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, defending or settling any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder, controlling Person or underwriter and stated to be specifically for use therein.

(b)                                 Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, severally (but not jointly) indemnify the Company, each of its directors, officers, and legal counsel, each underwriter, if any, of the Company’s securities covered by such a registration statement, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder, each of its officers, directors, partners and legal counsel and each Person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, Persons, underwriters or control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 3.6(b) exceed the net proceeds from the offering received by such Holder.  A Holder will not be required to enter into any agreement or undertaking in connection with any registration under this Section 3 providing for any indemnification or contribution on the part of such Holder greater than the Holder’s obligations under this Section 3.6(b).

(c)                                  Each party entitled to indemnification under this Section 3.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses but shall bear the expense of such defense nevertheless.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d)                                 If the indemnification provided for in this Section 3.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                    The obligations of the Company and Holders under this Section 3.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 3, and otherwise.

3.7                                 Information by Holder.  The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them, and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 3.

3.8                                 Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a)                                  Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Effective Date that the Company is subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended;

(b)                                 File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (at any time after it has become subject to such reporting requirements); and

(c)                                  So long as a Holder owns any Restricted Securities to furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Securities Exchange Act of 1934 (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

3.9                                 Transfer of Registration Rights.  The rights to cause the Company to register securities granted to Holders under Sections 3.1, 3.2 and 3.3 may be transferred or assigned by a Holder (i) to any subsidiary, parent, partner, limited partner, retired partner, family member, trust, stockholder, or the estate of such Holder, (ii) to any other Holder (iii) to any affiliates under common investment management with such Holder and (iv) to a transferee or assignee who acquires at least twenty percent (10%) of the shares of Registrable Securities held by the transferring Holder, provided that such transfer may otherwise be effecting in accordance with applicable securities laws and, provided further, that the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Section 3.

3.10                           No Inconsistent Agreements.  The Company represents and warrants that it is not a party to, nor will it enter into any agreements that (individually or in the aggregate) conflict with or limit or prohibit the exercise of the rights granted to the Holders in this Agreement.

3.11                           Termination of Registration Rights.  The rights granted under Section 3.2 shall terminate on the Liquidity Date.

4.                                       Investors’ Right of First Offer.

4.1                                 Right of First Offer Upon Issuances of Securities by the Company.

(a)                                  The Company hereby grants, on the terms set forth in this Section 4.1, to each Investor the right of first offer to purchase all or any part of such Investor’s pro rata share of the New Securities (as defined in Section 4.1(b)) which the Company may, from time to time, propose to sell and issue.  The Investors may purchase said New Securities on the same terms and at the same price at which the Company proposes to sell the New Securities.

The pro rata share of each Investor, for purposes of this right of first offer, is (except as set forth in paragraph 4.1(c) below) the ratio of the total number of shares of Common Stock held by such Investor immediately prior to the issuance of the New Securities, assuming the conversion or exercise of all outstanding convertible securities, rights, options, and warrants to acquire shares of Common Stock held by such Investor, to the total number of shares of Common Stock outstanding prior to the issuance of the New Securities assuming the conversion or exercise of all outstanding convertible securities, rights, options, and warrants to acquire shares of Common Stock of the Company.  An Investor shall be entitled to apportion the right of first offer hereby granted the Investor among the Investor and its partners and affiliates in such proportions as it reasonably deems appropriate.

(b)                                 “New Securities” shall mean any capital stock of the Company, whether now authorized or not, and any rights, options or warrants to purchase said capital stock, and securities of any type whatsoever that are, or may become, convertible into said capital stock; provided that “New Securities” does not include (i) the Shares or the Registrable Securities (ii) securities offered pursuant to a registration statement filed under the Securities Act relating solely to employee benefit plans, (iii) securities offered pursuant to firmly underwritten public offering of not less than Twenty-Five Million Dollars ($25,000,000) gross proceeds to the Company at a public offering price per share of at least Six Dollars and Fifty Cents ($6.50) and with respect to which the lead underwriters are nationally recognized leaders in the investment banking industry for the biotechnology industry,  (iv) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization approved by the majority of the members of the Board of Directors of the Company (which includes the approval of the Investor Designee (as defined herein)), (v) all shares of Common Stock or other securities hereafter issued or issuable to officers, directors, employees, scientific advisors or consultants of the Company pursuant to any employee or consultant stock offering, plan or arrangement approved by the majority of the members of the Board of Directors of the Company, (vi) all shares of Common Stock or other securities hereafter issued in connection with or as consideration for the acquisition or licensing of technology approved by the majority of the members of the Board of Directors of the Company and (vii) all shares of Common Stock or other securities issued in connection with equipment leasing or equipment financing arrangements approved by the majority of members of the Board of Directors of the Company.

(c)                                  In the event the Company proposes to undertake an issuance of New Securities, it shall give to the Investors written notice (the “Notice”) of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, and a statement as to the number of days from receipt of such Notice within which the Investors must respond to such Notice.  The Investors shall have twenty (20) days from the date of receipt of the Notice to purchase any or all of the New Securities for the price and upon the terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased and forwarding payment for such New Securities to the Company if immediate payment is required by such terms.  If any Investor declines to exercise the right of first offer, the Company shall provide Notice to the Investors exercising the right of first offer of the availability for purchase of such New Securities.  The Investors receiving such Notice shall have twenty (20) days from receipt thereof to exercise the right of first offer with respect to their pro rata portion (as determined pursuant to Section 4.1(a)) of such shares.

(d)                                 In the event the Investors fail to exercise in full the right of first offer within said twenty (20) day periods, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from date of said agreement) to sell the New Securities respecting which the Investor rights were not exercised, at a price and upon general terms no more favorable to the Investors thereof than specified in the Notice.  In the event the Company has not sold the New Securities within said ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided above.

(e)                                  The right of first offer granted under this Section 4.1 shall expire upon the earlier to occur of (i) Liquidity Date or (ii) for each Investor, the date on which such Investor no longer holds a minimum of one hundred thousand (100,000) Shares (or Registrable Securities).

(f)                                    The rights contained in Section 4.1 of this Agreement may be transferred or assigned by an Investor (i) to any subsidiary, parent, partner, limited partner, retired partner, family member, trust, stockholder, or the estate of such Investor, (ii) to any other Investor (iii) to any affiliate under common investment management with such Investor and (iv) to a transferee or assignee of not less than one hundred thousand (100,000) Shares (or Registrable Securities).

5.                                       Covenants of the Company.

5.1                                 Protective Provisions.  Until the earlier of (i) the Liquidity Date or (ii) the first date on which vSpring does not hold at least fifty percent (50%) of the Shares which it acquires on the Closing Date, the prior written consent of the Holders of a majority in interest of the Investors shall be required before the Company, directly or indirectly, takes or agrees to take any of the following actions:

(a)                                  offer, sell, create, authorize, designate or issue any security with rights, preferences, or privileges senior to the Common Stock;

(b)                                 amend the Company’s Articles of Incorporation or Bylaws;

(c)                                  repurchase or redeem any outstanding securities of the Company (except from an employee at cost upon termination of his employment relationship with the Company and pursuant to an agreement pursuant to which such securities were issued) in excess of an aggregate of Five Hundred Thousand Dollars ($500,000) at a price Twenty Cents ($.20) per share;

(d)                                 engage in any merger, reorganization, or sale of all or substantially all of the Company’s assets;

(e)                                  make, authorize, or declare the payment of any dividend on any outstanding securities of the Company;

(f)                                    issue any debt instrument in excess of Five Hundred Thousand Dollars ($500,000), excluding instruments issued in connection with customary commercial bank financings and equipment leases;

(g)                                 authorize in excess of one million one hundred forty-seven thousand five hundred (1,147,500) shares of Common Stock to be issued pursuant to the Company’s stock option or purchase plans; or

(h)                                 engage in any acquisition transaction with another company involving a purchase price in excess of Five Hundred Thousand Dollars ($500,000).

5.2                                 Board Committees.  Prior to the Liquidity Date, the Board of Directors of the Company shall maintain an audit committee, a compensation committee, and a nominating/governance committee, each of which shall be comprised solely of independent directors as determined by the rules of the NASDAQ National Market.

5.3                                 Reconstitution of Board of Directors.

(a)                                  Effective as of the Closing and until vSpring, together with its Affiliates no longer owns shares of Common Stock and Warrant Shares, on an as exercised basis, (as appropriately adjusted for stock splits, combinations, recapitalizations and similar transactions) that represent less than twenty-five percent (25%) of the shares of Common Stock and Warrant Shares, on an as exercised basis, purchased by vSpring together with its Affiliates at the Closing (as appropriately adjusted for stock splits, combinations, recapitalizations and similar transactions) (the “Expiration Date”) the Board of Directors shall be comprised of seven (7) Directors.

(b)                                 Until the Expiration Date, the Company shall take all such actions as my be required under applicable law, the Company’s Articles of Incorporation and the Company’s Bylaws to cause the Board of Directors to consist of the number of Directors specified in clause (a) and to include in the slate of nominees recommended by the Board of Directors the Investor Designee, which includes the obligation to include the Investor Designee as a Company nominee in all Company proxy materials related to meetings of the Company’s shareholders at which members of the Board of Directors are to be elected.  The Company will otherwise use its best efforts to cause the Investor Designee to continue to be elected to the Board of Directors.

(c)                                  Until the Expiration Date, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of the Investor Designee, then vSpring may recommend another person to be elected to fill the vacancy created thereby, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(d)                                 From and after the Closing until the Expiration Date, without the prior written consent of vSpring, the Company hereby covenants and agrees not to take any action that would cause the number of Directors constituting the entire Board of Directors to be other than seven (7).

(e)                                  The parties hereto acknowledge that it is extremely difficult and may be impossible to measure in money the damages that will accrue to a party hereto by reason of a failure of any other party to perform any of the obligations under this Section 5.3, and agree that the terms of this Section 5.3 shall be specifically enforceable.  If any party hereto or such party’s heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim of defense therein that such party or such personal representative has an adequate remedy at law, and such Person shall not offer in any such action or proceeding the claim or defense that such remedy at law exist.

(f)                                    The Company shall promptly reimburse in full, the Investor Designee director of the Company for all of his or her reasonable out-of-pocket expenses incurred as a result of travel to and from each meeting of the Board of Directors or any committee thereof.

5.4                                 Repurchase of Shares Upon Change of Control.

(a)                                  In the event that (i) a Change in Control (as hereinafter defined) shall occur and (ii) vSpring, together with its Affiliates, holds at least 1,029,412 Shares (as appropriately adjusted for stock splits, combinations, recapitalizations and similar transactions), then each of the Investors shall have the right, at such Investor’s option, to require the Company to repurchase, and upon the exercise of such right the Company shall repurchase, all Shares purchased by such Investors, or any portion of thereof as so requested by such Investor, on the date (the “Repurchase Date”) that is within five (5) business days after the date on which such Investor gives notice of its exercise of its repurchase right pursuant to Section 5.4(b) below at a purchase price equal to the Repurchase Price (as hereinafter defined).  The Company shall give each Investor notice, in the manner provided in Section 6.5, of any Change in Control, within twenty (20) business days of the occurrence thereof.

(b)                                 To exercise a repurchase right, the Investor shall deliver to the Company on or before the third (3rd) Business Day prior to the Repurchase Date, written notice of the Investor’s exercise of such right, which notice shall set forth the name of the Investor, the aggregate purchase price of the Shares held by such Investor to be repurchased.

(c)                                  In the event a repurchase right shall be exercised in accordance with the terms hereof, the Company shall pay or cause to be paid to the Investor the Repurchase Price in cash on the Repurchase Date.

(d)                                 For purposes of this Section 5.4:

(i)                                     the term “beneficial owner” shall be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act;

(ii)                                  a “Change in Control” shall be deemed to have occurred at the time, after the date hereof, of:

(1)                                  the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise fifty percent (50%) or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the elections of directors (any shares of voting stock of which such Person is the beneficial owner that are not then outstanding being deemed outstanding for purposes of calculating such percentage);

(2)                                  any consolidation or merger of the Company with or into, any other Person, any merger of another Person with or into the Company (other than any such transaction pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, fifty percent (50%) or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving Person immediately after such transaction or the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by persons who were neither (i) nominated by the Board of Directors of the Company nor (ii) appointed by directors so nominated;

(3)                                  the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company in one or a series of related transactions; or

(4)                                  any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

(iii)                               “Repurchase Price” means one hundred twenty percent (120%) of the aggregate purchase price of the Shares held by such Investor to be repurchased pursuant to this Section 5.4.

(iv)                              The rights to cause the Company to repurchase securities granted to Investors under this Section 5.4 may be transferred or assigned by an Investor (i) to any subsidiary, parent, partner, limited partner, retired partner, family member, trust, stockholder, or the estate of such Holder, (ii) to any other Holder, (iii) to any affiliates under common investment management with such Holder and (iv) to a transferee or assignee who acquires at least twenty percent (10%) of the shares of Registrable Securities held by the transferring Holder, provided that such transfer may otherwise be effecting in accordance with applicable securities laws and, provided further, that the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Section 5.4.

(v)                                 The right of repurchase under this Section 5.4 shall terminate on the Liquidity Date.

5.5                                 Directors’ and Officers’ Liability Insurance.  The Company shall enter into indemnification agreements with its directors, including the Investor Designee, on terms reasonably satisfactory to vSpring.  For so long as the Investor Designee is a member of the

Board of Directors, the Company shall maintain directors’ and officers’ liability insurance on terms reasonably satisfactory to vSpring.

5.6                                 Best Efforts.  Each party shall use its best efforts to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of the Purchase Agreement on a timely basis.

5.7                                 Form D.  The Company shall file a Form D with respect to the Securities as required under Regulation D and shall provide a copy thereof to each Buyer promptly after such filing.  The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable state securities laws.

5.8                                 Reservation of Shares.  The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than one hundred percent (100%) of the number of shares of Common Stock issuable upon exercise of the Warrants.

5.9                                 Expenses.  Immediately upon the Closing, the Company shall reimburse vSpring for its expenses (including reasonable attorneys’ fees and expenses) in connection with negotiating the Transaction Documents and consummating the transactions contemplated thereby up to an aggregate of Forty Thousand Dollars ($40,000).

5.10                           Filing of Form 8-K.  On or before the first business day following the Closing, the Company shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and consummated at such Closing.

5.11                           Further Assurances.  At the request of any Investor, the Company shall execute and deliver such instruments or documents to evidence or further effectuate the respective rights of the Investors under this Agreement and shall provide all reasonable assistance to any Investor in making any necessary filing, including but not limited to filings with the SEC and other federal and state agencies.

6.                                       General Provisions.

6.1                                 Amendment and Waiver.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and a majority in interest of the Investors.  Any amendment or waiver effected in accordance with this Section 6.1 shall be binding upon each Holder of any Shares or Registrable Securities purchased under this Agreement at the time outstanding, each future Holder of all such securities and the Company.

6.2                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in the State of California.  The parties hereto irrevocably consent to the jurisdiction of the United States federal courts and state courts located in the City of Albuquerque in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts.  The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  The parties hereto further agree that service of process upon the parties hereto mailed by the first class mail shall be deemed in every respect effective service of process upon such party in any suit or proceeding arising hereunder.  Nothing herein shall affect either party’s right to serve process in any other manner permitted by law.  The parties hereto agree that a final non appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or such judgment or in any other lawful manner.

6.3                                 Successors and Assigns.  Except as otherwise expressly provided, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties.

6.4                                 Severability.  In case any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be unenforceable, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

6.5                                 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post Office, by first class mail, postage prepaid, addressed:  (a) if to the Investors, at the Investor address as set forth on Schedule A, or at such other address as the Investors shall have furnished to the Company in writing, or (b) if to the Company, at its current address or at such other address as the Company shall have furnished to the Investors in writing.

6.6                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which is an original, and all of which together shall constitute one instrument.

6.7                                 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.8                                 Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Investor Rights Agreement has been executed as of the date first above written.

COMPANY:

PROTALEX, INC., a New Mexico corporation 717 Encino N.E., Suite 17 Albuquerque, NM 87102

By:
Steven Kane,
President and Chief Executive Officer

INVESTORS:

[Signature]

[Print Name]

[Title (if shareholder not individual)]

[COUNTERPART SIGNATURE PAGE TO
INVESTOR RIGHTS AGREEMENT]

SCHEDULE A

Investors

1.	Integral Capital Partners VI, L.P.
2.	SF Capital Partners Ltd.
3.	Kinloch Rice Fields, LLC
4.	Mark E. Strome Living Trust
5.	The Lincoln Fund, L.P.
6.	MedCap Partners, L.P.
7.	Matthew & Angela Hall Family Trust
8.	William Hitchcock
9.	Eric Fellner
10.	Henry W. Harris
11.	David MacMillan
12.	Prism Capital 5, L.P.
13.	Philip P. Sharples Trust U/A DTD 1994 Family 5/16/94
14.	Philip T. Sharples Trust U/A DTD 11/13/52
15.	Edgewood Management Company Profit Sharing Plan
16.	The Lincoln Fund Tax Advantaged, L.P.
17.	Alexander M. Laughlin
18.	Frank A. Bonsal, Jr.
19.	William P. Getty, an individual
20.	Christoph Henkel
21.	Richard L. Breaux
22.	James R. Walker
23.	Joseph R. Hardiman
24.	Terry J. Hennigan
25.	Brenton M. Wickam
26.	Robert Anthony Mackie
27.	Bayard Walker, Jr
28.	Joanna K. Corrigan Irrevocable Trust
29.	Mark P. Mason
30.	Terral Jordan
31.	John Burd Defined Benefit Plan

SCHEDULE A

32.	Hanne S. Castle
33.	Holly E. Zug Trust DTD 8/5/97
34.	Brock Ganeles
35.	Lawrence J. Chazen Revocable Trust DTD 1/31/90
36.	Jonathan D. Calloghan
37.	Victor E. Parker, Jr.
38.	Alan R. Sheriff
39.	Dixon R. Doll Sr. & Carol Doll Trust
40.	Doll Family Partnership
41.	Catalysis Partners, LLC
42.	Matthew Crisp
43.	Jon Plexico
44.	Dennis Tran & Rosalie Duong JTWROS
45.	Peter Lawson-Johnston
46.	Jonathan Merriman
47.	Kenneth R. Werner Revocable Trust Dtd 7/20/96
48.	J. Michael Ritchie
49.	Anne S. Ritchie Holum
50.	Dorothy N. Ritchie-Valhouli
51.	Charles J. Kaspar III, a single man
52.	Gregory H. Williams
53.	Kevin Raidy
54.	Robert E. Ford
55.	Edward B. Keaney
56.	Louise A. Havens, TTEE
57.	John Sutcliffe
58.	Dixon R. Doll Jr. & Sarah Doll
59.	Steven R. Sarracino
60.	Hans Hartvickson
61.	Craig E. Sultan
62.	Patrick J. McQuaid
63.	John Hiestand

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